Exhibit 99.1

Lumentum Appoints New Board Member

Paul Lundstrom Brings Wealth of Knowledge in Finance, Manufacturing, and Business Transformation

December 12, 2024

SAN JOSE, Calif., Dec. 12, 2024 /PRNewswire/ — Lumentum Holdings Inc. (“Lumentum”), a market-leading designer and manufacturer of innovative optical and photonic products for cloud, networking and industrial applications, today announced the appointment of Paul Lundstrom to the company’s Board of Directors, effective immediately. This election expands the membership to nine members, eight of whom are independent.

“I am excited to welcome Paul to the Lumentum Board,” said Penelope Herscher, Chair of Lumentum’s Board of Directors. “He brings a wealth of knowledge and expertise in corporate finance, manufacturing and business transformation. I am confident he will provide valuable insights as Lumentum executes its long-term strategy to grow its business and shareholder value.”

“Lumentum has significant opportunities for growth with its portfolio of foundational photonic technologies that underpin the explosive growth we are seeing in artificial intelligence and cloud infrastructure,” said Paul Lundstrom. “I look forward to working together with the senior leadership team and the rest of the Lumentum’s Board of Directors to capitalize on these compelling opportunities and to help build lasting value for shareholders.”

Lundstrom is currently Chief Financial Officer at Copeland, a global leader in sustainable climate solutions. Prior to Copeland, he was the Chief Financial Officer of Flex Ltd. (NASDAQ:FLEX), where he was a key member of the team that led the analysis, carve-out and IPO for Nextracker (NASDAQ: NXT), and served as a member of the Nextracker Board of Directors. Prior to Flex, Lundstrom served as the Chief Financial Officer for Aerojet Rocketdyne (previously NYSE:AJRD). Lundstrom has also held a number of senior finance leadership roles while at United Technologies (previously NYSE: UTX).

Lundstrom holds a Bachelor of Science degree from Truman State University and a Master of Business Administration degree from Columbia University.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling cloud, optical networking, and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of data center, telecom, and enterprise network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com and follow Lumentum on LinkedIn, Twitter, Facebook, Instagram, and YouTube.

Contact Information:

Investors:	Kathy Ta, 408-750-3853; investor.relations@lumentum.com
Media:	Noël Bilodeau, 408-439-2140; noel.bilodeau@lumentum.com

Category: Financial